EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 23, 2012—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2012.

Net income for the three months ended September 30, 2012 was $1.629 million or $0.34 per share-basic and $0.33 per share-diluted, up from $1.623 million, or $0.33 per share-basic and diluted for the same quarter in 2011. Net interest income for the third quarter of 2012, after the provision for loan losses for the quarter, was $6.416 million, approximately 3.9% higher than the same period in 2011, due to a decrease in the provision for loan losses offset partially by a decrease in net interest income. The provision for loan losses for the three months ended September 30, 2012 was $463 thousand compared to $1.660 million for the same period in 2011. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.74% in the third quarter of 2012 from 4.31% in the same period in 2011 primarily because of the decrease in yields on earning assets was offset by the decline in rates paid on interest bearing deposits.

Non-interest income decreased in the third quarter of 2012 by $608 thousand, or 24.8%, while non-interest expenses decreased $427 thousand, or 6.4%, compared to the same period in 2011. The decrease in non-interest income was due primarily to a decrease in income from the gains on sales of investment securities. Non-interest expenses decreased primarily due to a $390 thousand decrease in other operating expense, a $104 thousand decrease in salaries and benefits and a $67 thousand increase in occupancy expense.

Net income for the nine months ended September 30, 2012 decreased 7.1% to $5.044 million, or $1.04 per share-basic and diluted, from $5.432 million, or $1.12 per share-basic and diluted, for the nine months ended September 30, 2011. Net interest income for the nine months ended September 30, 2012, after the provision for loan losses, decreased 0.5% to $20.484 million from $20.586 million for the same period in 2011. Net interest margin for the nine months ended September 30, 2012, decreased to 4.00% in 2012 from 4.28% in the same period in 2011. The provision for loan losses for the nine months ended September 30, 2012 was $1.328 million compared to the provision of $2.586 million in 2011. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $461 thousand, or 8.3%, and non-interest expense increased by $11 thousand, or 0.1%, for the nine months ended September 30, 2012 when compared to the same period in 2011. The decrease in non-interest income was primarily due to a decrease in the gain of sales of investment securities. Non-interest expense increased primarily due an increase in other operating expenses of $37 thousand and occupancy expenses in the amount of $88 thousand partially offset by a decrease in salaries and benefits in the amount of $114 thousand.

Total assets as of September 30, 2012 decreased to $847.897 million, down $6.048 million, or 0.7%, when compared to December 31, 2011. Deposits increased by $44.684 million, or 7.8%, and loans, net of unearned income decreased by $11.062 million, or 2.8%, when compared to December 31, 2011. The decrease in loans, net of unearned, was due to declining loan demand and repayments of existing loans. Non-performing assets increased by $3.160 million to $19.597 million at September 30, 2012 as compared to December 31, 2011, because of increases in non-accrual loans and other real estate owned partially offset by a decrease in loans 90 days or more past due and still accruing interest.

During the first nine months of 2012, the Company paid dividends totaling $0.66 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in East Central and South Mississippi and has a loan production office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ending September 30,		Nine Months Ending September 30,
	2012	2011	2012	2011
Interest income and fees	$8,276	$9,423	$26,178	$28,212
Interest expense	1,397	1,590	4,365	5,039

Net interest income	6,879	7,833	21,813	23,173

Provision for loan losses	462	1,660	1,328	2,587

Net interest income after provision for loan losses	6,417	6,173	20,485	20,586

Non-interest income	1,840	2,448	5,087	5,548
Non-interest expense	6,273	6,700	19,357	19,346

Net income before taxes	1,984	1,921	6,215	6,788
Income taxes	355	298	1,171	1,356

Net income	$1,629	$1,623	$5,044	$5,432

Earnings per share—basic	$0.34	$0.33	$1.04	$1.12

Earnings per share—diluted	$0.33	$0.33	$1.04	$1.12

Average shares outstanding-basic	4,861,411	4,838,411	4,856,584	4,841,829

Average shares outstanding-diluted	4,867,039	4,851,044	4,865,077	4,849,512

	As of	As of
	September 30,	December 31,
	2012	2011
Period End Balance Sheet Data:
Total assets	$847,897	$853,945
Total earning assets	778,526	760,744
Loans, net of unearned income	378,200	389,262
Allowance for loan losses	7,449	6,681
Total deposits	617,022	572,338
Long-term borrowings	68,692	68,677
Shareholders’ equity	88,401	86,079
Book value per share	$18.18	$17.77
Dividends paid per share	$0.66	$0.88

Period End Average Balance Sheet Data:
Total assets	$839,212	$829,177
Total earning assets	770,243	753,042
Loans, net of unearned income	384,999	407,748
Total deposits	584,774	543,711
Long-term borrowings	73,852	82,576
Shareholders’ equity	87,582	82,254

Period End Non-performing Assets:
Non-accrual loans	14,500	11,299
Loans 90+ days past due and accruing	92	269
Other real estate owned	5,005	4,869

Period End Net charge-offs as a percentage of average net loans	0.15%	0.66%

Period End Performance Ratios:
Return on average assets(1)	0.80%	0.87%
Return on average equity(1)	7.62%	8.78%

Period Ending Net Interest
Margin (tax equivalent)(1)	4.00%	4.20%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com